Exhibit 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
ANNOUNCES ITS COMMON STOCK
DIVIDEND PAYMENTS FOR 2008 AND PROVIDES AN
UPDATE ON ITS PREFERRED AND COMMON STOCK LISTINGS
Mayagüez, Puerto Rico, January 10, 2008. W Holding Company, Inc. (the “Company”) (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico, announced its common stock dividend payments for 2008 and provides an update on its preferred and common stock listings.
Common Stock Dividend Payments for 2008
In line with the Company’s dividend payment guidelines, on December 31, 2007, the Company’s Board of Directors approved the common stock dividend payments for 2008. Commencing February 15, 2008 (to common stockholders of record as of January 31, 2008), the Company’s monthly cash dividends will be paid at the annualized rate of $0.05 per share or $0.0041666 on a monthly basis, compared to the equivalent of $0.19 per share on an annualized basis in cash dividend paid in 2007 or $0.0158333 on a monthly basis. The monthly cash dividend will continue to be paid on the 15th day (or next business day) of each month to the common stockholders of record as of the last day of the preceding month.
Preferred Stock Listing
On January 2, 2008, the Company received an additional staff determination letter from the Nasdaq Stock Market granting the Company’s request for an extension of the deadline set forth in the prior determination letters for filing the Company’s Quarterly Reports on Form 10-Q for the periods ended June 30, 2007 and September 30, 2007. The determination letter states that the Company’s Series B, C, D, E, F, G and H preferred securities will continue to be listed on the Nasdaq Stock Market provided that the Company files its Form 10-Q for the quarter ended June 30, 2007 by February 11, 2008 and its Form 10-Q for the quarter ended September 30, 2007 by February 29, 2008.
Common Stock Listing
The Company confirms that it has not received any notice from the New York Stock Exchange that it does not satisfy a rule or standard for continued listing, and that its common stock remains listed on the NYSE. The continued listing of the Company’s securities on the NYSE is contingent upon, among other things, the timely filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Under applicable

SEC rules, the Company has until March 17, 2008 to timely file its Annual Report on Form 10-K for 2007.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson F. Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.